Exhibit 99.1

GT Biopharma (GTBP: OTCQB) Announces Appointment of Shawn M Cross as Chairman and Chief Executive Officer

WASHINGTON, DC / ACCESSWIRE / February 15, 2018 / GT Biopharma, Inc. (OTCQB: GTBP) (GTBP.PA) ("GT" or the "Company"), a clinical-stage biopharmaceutical company focused on the development and commercialization of novel cancer immunotherapy products as well as central nervous system treatments, today announced that Shawn M. Cross will become Chairman and Chief Executive Officer effective February 15, 2018.

Mr. Cross has held the position of President and Chief Operating Officer of GTBP since November 16, 2017. The plan to add The Chairman of the Board and CEO positions to Mr. Cross duties as President/COO was initiated by the Company’s board of directors to prepare the company for its next phase of growth. Mr. Cross will lead GTBP through NASDAQ capital markets listing process, attract institutional investment and analyst coverage to the company, and guide development of its neurology portfolio and its first TriKE into human clinical testing in 2018.

Dr. Kathleen Clarence-Smith will become Vice Chairwoman of the Board of Directors and President of the Neurology Division to focus her efforts on creating value in GTBP's central nervous system portfolio and drive the company's intellectual property developments.

Anthony J. Cataldo will remain as a member of the board of directors and become a consultant to the company.

Mr. Cross is an internationally recognized healthcare investment banker specializing in the biopharmaceutical sector with over 20 years of experience and has completed dozens of capital markets and strategic transactions for growth-oriented biopharmaceutical companies. He joined GTBP as President and Chief Operating Officer of the Company. Previously he was Managing Director, Head of Biotechnology Investment Banking at Deutsche Bank Securities Inc. and Managing Director and Head of Biopharmaceutical Investment Banking at Wells Fargo Securities, LLC where he completed dozens of capital markets and strategic transactions for growth-oriented biopharmaceutical companies.

GT Biopharma Executive Chairman Anthony J. Cataldo said, " It is now time to move GT Biopharma to an institutional quality biotech company. I created GTBP using the same model I used when creating, what is now known as, Iovance Biotherapeutics, Inc. (IOVA); an approximately $1.5 billion market cap company.

GT Biopharma Chief Executive Officer Dr. Kathleen Clarence-Smith said, “Having known Shawn for over a decade, I’m confident that Shawn will be a very effective CEO for GTBP while I focus on maximizing the value of our neurology portfolio.  I look forward to moving the company to the next level.”

GT Biopharma President and COO Shawn M. Cross said, "I continue to see a great deal of promise in GT Biopharma's pipeline of immuno-oncology and neurology therapeutics and am honored to become Chairman and Chief Executive Officer of such a dynamic company. I look forward to announcing additional experienced members to our management team and board in the coming weeks. I also am excited to work closely with Dr. Urbanski as we prepare to enter our first TriKE into human clinical testing as well as with Dr. Clarence-Smith in creating value from our neurology portfolio."

 About GT Biopharma, Inc.: GT Biopharma, Inc. is a biotechnology company focused on innovative drugs for the treatment of cancer. GT’s lead oncology drug candidate, OXS-1550 (DT2219) is a novel bispecific scFv recombinant fusion protein-drug conjugate composed of the variable regions of the heavy and light chains of anti-CD19 and anti-CD22 antibodies and a modified form of diphtheria toxin as its cytotoxic drug payload. OXS-1550 targets cancer cells expressing the CD19 receptor or the CD22 receptor or both receptors. When OXS-1550 binds to cancer cells, the cancer cells internalize the drug and are killed due to the action of cytotoxic payload. OXS-1550 has demonstrated success in early human clinical trials in patients with relapsed/refractory B-cell lymphoma or leukemia. In addition, GTs TriKE platform will address a number of cancer types. GT’s nervous system platform is focused on acquiring or discovering and patenting late-stage, de-risked, and close-to-market improved treatments for nervous system diseases (Neurology and Pain) and shepherding them through the approval process to the NDA. GT Biopharma’s neurology products currently include PainBrake, as well as treatments for the symptoms of myasthenia gravis, and motion sickness.

Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are inherently unreliable and actual results may differ materially. Examples of forward-looking statements in this news release include statements regarding the payment of dividends, marketing and distribution plans, development activities and anticipated operating results. Factors which could cause actual results to differ materially from these forward-looking statements include such factors as the Company's ability to accomplish its business initiatives, significant fluctuations in marketing expenses and ability to achieve and expand significant levels of revenues, or recognize net income, from the sale of its products and services, as well as the introduction of competing products, or management's ability to attract and maintain qualified personnel necessary for the development and commercialization of its planned products, and other information that may be detailed from time to time in the Company's filings with the United States Securities and Exchange Commission. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Company website: www.GT Biopharma.com

Contact:
Westwicke Partners
John Woolford
(443) 213-0506
john.woolford@westwicke.com

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